Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025 PaxMedica, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of PaxMedica, Inc.effective at the opening of the trading session on August 18, 2025.Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).The Company was notified of the Staff determination on June 12, 2023. On June 20, 2023 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. On August 10, 2023, the hearing was held. On August 14, 2023 the Panel reached a decision and a Decision letter was issued on August 16, 2023. On January
12, 2024 Staff issued an Additional Staff Delist Determination
Letter because the Company fell out of compliance with Listing Rule 5550(a)(2) within the time it was under a Panel Monitor pursuant to Listing Rule 5815(d)(4)(A) and as mentioned in the Hearing Panel decision dated December 20, 2023. On April 30, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company security was suspended on May 2, 2024. The
Staff determination to delist the Company security became final on July 19, 2024.